Exhibit 10.52
TERMINATION AGREEMENT
          THIS TERMINATION AGREEMENT (“Agreement”), dated as of November 2, 2007 is made by and between WYNDHAM WORLDWIDE CORPORATION, a Delaware corporation (the “Company”), and Kenneth N. May (the “Executive”).
WITNESSETH:
          WHEREAS, the Executive and the Company are parties to an Employment Agreement (the “Employment Agreement”), effective as of July 31, 2006 (the “Employment Agreement Effective Date”);
          WHEREAS, the Executive and the Company have mutually agreed to the termination of the Executive’s employment as Chief Executive Officer of the Company’s Group RCI business unit; and
          WHEREAS, the Executive and the Company desire to set forth herein the terms and conditions of the termination of the Executive’s employment with the Company.
          NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, it is hereby agreed as follows:
          1. Termination of Employment. The Executive shall terminate employment as Chief Executive Officer of the Company’s Group RCI business unit effective as of the date hereof (the “Termination Date”). Effective as of the Termination Date, the Executive shall execute and deliver to the Company a letter resigning as an officer and/or director of the Company and each of its subsidiaries and affiliates.
          2. Payments. (a) Provided that the Executive executes a general release substantially in the form attached hereto as Exhibit A (the “Release”) within 21 calendar days following the Termination Date and fails to revoke such Release (the final day of the revocation period, the “Release Date”), the Company shall pay the Executive, within ten (10) days following the Release Date, $2,200,000 (less applicable amounts withheld in accordance with Section 14 of this Agreement). Such payment, together with the treatment of equity set forth in Section 3 of this Agreement, fulfills the Company’s obligations under Section VII(a) of the Employment Agreement.
               (b) The Company shall continue to pay the Executive’s base salary at an annual rate of $550,000 through the Termination Date and the Executive shall continue to be eligible to participate in the Company’s employee benefit plans through the Termination Date in accordance with the Company’s customary practices applicable to senior executives of the Company.
                (c) The Executive shall be eligible to continue to use the vehicle provided to him through the PHH Executive Car Lease program upon the same terms as currently are in effect, through and until the Termination Date. The Executive shall have the option to purchase the vehicle in accordance with the terms of such program for use following the Termination Date. If the Executive chooses not to purchase the vehicle, the Executive shall relinquish the vehicle to Human Resources on or before the Termination Date.
                (d) The Executive may continue to use the financial services provided through The Ayco Company for the remainder of the 2007 calendar year and through the 2007 tax season ending on April 15, 2008.
                (e) The Executive shall continue to participate in the Company health and welfare plans in which he currently participates through the end of the month in which the Termination Date occurs, including the Company’s Employee Savings Plan. Following the Termination Date, the Executive may elect to continue health plan coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).
                (f) In accordance with the Company’s executive payroll practices, the Company shall pay to the Executive any vested and owing but not yet paid amounts due under any employee benefit plans or programs of the Company. For avoidance of doubt, any amounts payable to the Executive pursuant to this Section 2(f) shall be paid in accordance with the terms of the Company’s applicable employee benefit plans or programs.
          3. Equity Awards. Provided that the Executive executes the Release within 21 days following the Termination Date and fails to revoke such Release, (i) all long-term equity incentive awards (including restricted stock units and stock appreciation rights) granted to the Executive after the Employment Agreement Effective Date that are outstanding as of the Termination Date and that would have otherwise vested within one year following the Termination Date (“Eligible Awards”) will vest on the Release Date, (ii) any Eligible Award which is a stock appreciation right will remain outstanding and exercisable for a period of two years following the Termination Date (but not beyond the original expiration date), and (iii) any Eligible Award which is a restricted stock unit will be settled in accordance with the terms of the applicable restricted stock unit agreement. In addition, outstanding awards to purchase common stock of the Company and common stock of Avis Budget Group, Inc. that were converted from awards to purchase common stock of Cendant Corporation in connection with the separation of Cendant Corporation will continue to be governed by the terms of such awards (which generally provide that outstanding stock options remain exercisable for three years following the Termination Date).
          4. No Mitigation. The Executive shall be under no obligation to seek other employment in order to be eligible to receive the payments and benefits set forth herein.
          5. Non-Disparagement. (a) The Executive shall take no action which is intended or would reasonably be expected to damage or otherwise diminish the reputation of the Company or any of its subsidiaries, affiliates, officers or directors, or lead to unwanted or unfavorable publicity to the Company or any of its Subsidiaries, affiliates, officers or directors. Nothing in this Agreement shall prohibit the Executive from providing truthful and accurate information if required by any court or government agency or body, provided that the Executive notifies the Company promptly of the receipt by him of any request that he provide such information.
               (b) The Company shall make no public statement which is intended, or would reasonably be expected, to damage or otherwise diminish the Executive’s reputation, or lead to unwanted or unfavorable publicity to the Executive.
          6. Return of Property/ Expense Reimbursement. On the Termination Date, the Executive shall return all company property to the Company, including any identification cards, any computer hardware and software, all paper or computer-based files, business documents, and/or other records as well as all copies thereof, credit cards, keys and any other Company supplies or equipment in his possession. In addition, within fifteen days following the Termination Date, all business related expenses for which the Executive intends to seek reimbursement must be documented and submitted to the Company.
          7. Cooperation. The Executive agrees that he will cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during his employment in which the Executive was involved or of which the Executive has knowledge by providing truthful information; provided that such cooperation does not unreasonably interfere with his professional and personal commitments. The Company agrees to reimburse the Executive for any reasonable expenses incurred in connection with his cooperation pursuant to this paragraph.
          8. Restrictive Covenants. The Executive shall continue to be bound by the covenants set forth in Section VIII of the Employment Agreement, including without limitation obligations relating to confidentiality, and such provisions shall survive the termination of the Employment Agreement.
          9. Indemnification. The Company shall continue to be bound by the obligations set forth in Section IX of the Employment Agreement and such provisions shall survive the termination of the Employment Agreement.
          10. Severability. Should any provision of this Agreement be held, by a court of competent jurisdiction, to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid or unenforceable, and this Agreement and each individual provision hereof shall be enforceable and valid to the fullest extent permitted by law.
          11. Successors and Assigns. (a) This Agreement and all rights under this Agreement are personal to the Executive and shall not be assignable other than by will or the laws of descent. All of the Executive’s rights under this Agreement shall inure to the benefit of his heirs, personal representatives, designees or other legal representatives, as the case may be.
                (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Any person succeeding to the business of the Company by merger, purchase, consolidation or otherwise shall assume by contract or operation of law the obligations of the Company under this Agreement.
          12. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey, without regard to the conflicts of laws rules thereof.
          13. Notices. All notices, requests and demands given to or made upon the respective parties hereto shall be deemed to have been given or made three (3) business days after the date of mailing when mailed by registered or certified mail, postage prepaid, or on the date of delivery if delivered by hand, or by any nationally-recognized overnight delivery service, addressed to the parties at their addresses set forth below or to such other addresses furnished by notice given in accordance with this Section 13: (a) if to the Company, Wyndham Worldwide Corporation, 7 Sylvan Way, Parsippany, New Jersey 07054, Attn: Scott G. McLester, General Counsel, and (b) if to the Executive, Jonathan P. Arfa, P.C., Attorney at Law, 4 Gannet Drive, White Plains, New York, 10604.
          14. Withholding. All payments required to be made by the Company to the Executive under this Agreement, including without limitation all equity awards vesting in the name of the Executive pursuant to the terms of this Agreement, shall be subject to withholding, employment, social security, medicare, unemployment and other payroll taxes and deductions in accordance with the Company’s policies applicable to senior executives of the Company and the provisions of any applicable employee benefit plan or program of the Company.
          15. Complete Understanding. This Agreement supersedes any prior contracts, understandings, discussions and agreements relating to employment between the Executive and the Company, including but not limited to the Employment Agreement (except to the extent provided in Sections 8 and 9 hereof), and constitutes the complete understanding between the parties with respect to the subject matter hereof. No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein.
          16. Modification; Waiver. (a) This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Executive, or in the case of a waiver, by the party against whom the waiver is to be effective. Any such waiver shall be effective only to the extent specifically set forth in such writing.
                (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
          17. Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

          18. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.
          19. Arbitration. (a) Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section 8 for which the Company may, but shall not be required to, seek injunctive relief) shall be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved shall deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) calendar days after the giving of such notice may be submitted to arbitration in New Jersey, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided. After the aforesaid twenty (20) calendar days, either party, upon ten (10) calendar days notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.
                (b) The decision of the arbitrator on the points in dispute shall be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.
                (c) Except as otherwise provided in this Agreement, the arbitrator shall be authorized to apportion its fees and expenses and the reasonable attorneys’ fees and expenses of any such party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator shall be borne equally by each party, and each party shall bear the fees and expenses of its own attorney.
                (d) The parties agree that this Section 19 has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section 19 shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.
                (e) The parties shall keep confidential, and shall not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.
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          IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed in its corporate name, and the Executive has manually signed his name hereto, all as of the day and year first above written.

WYNDHAM WORLDWIDE CORPORATION
By:	/s/ Mary R. Falvey
	Name:	Mary R. Falvey
	Title:	Executive Vice President and Chief Human Resources Officer

/s/ Kenneth N. May
Kenneth N. May

EXHIBIT A
RELEASE AGREEMENT
          THIS RELEASE AGREEMENT (the “Release”) is made as of this 2nd day of November, 2007, by and between Kenneth N. May (“Employee”) and Wyndham Worldwide Corporation (the “Company”).
          FOR AND IN CONSIDERATION of the payments and benefits provided in the Termination Agreement between the Employee and the Company dated November 2, 2007, Employee, for himself, his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Employee or Employee’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date of the Release: (i) relating in any way to Employee’s employment relationship with the Company or any of the Releasees, or the termination of Employee’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Termination Agreement; (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and/or the New Jersey Law against Discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Employee; provided, however, that notwithstanding the foregoing, nothing contained in this Release shall in any way diminish or impair: (a) any rights Employee may have, from and after the date the Release is executed, under the Termination Agreement, (b) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or bylaws, or Delaware law; (c) any rights Employee may have to vested benefits under employee benefit plans of the Company; (d) Employee’s ability to bring appropriate proceedings to enforce the Release, or (e) any rights or claims Employee may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). Employee further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Employee arising out of his employment with the Company or any of the Releasees, including, but not limited to, any obligations under the

Termination Agreement, and that no further payments or benefits are owed to Employee by the Company or any of the Releasees.
          Employee understands and agrees that, except for the Excluded Claims, he has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Employee’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.
          Employee acknowledges and agrees that Employee has been advised to consult with an attorney of Employee’s choosing prior to signing the Release. Employee understands and agrees that Employee has the right and has been given the opportunity to review the Release with an attorney of Employee’s choice should Employee so desire. Employee also agrees that Employee has entered into the Release freely and voluntarily. Employee further acknowledges and agrees that Employee has had at least twenty-one (21) calendar days to consider the Release, although Employee may sign it sooner if Employee wishes. In addition, once Employee has signed the Release, Employee shall have seven (7) additional days from the date of execution to revoke Employee’s consent and may do so by writing to: Mary Falvey, Executive Vice President and Chief Human Resources Officer. The Release shall not be effective, and no payments shall be due hereunder, until the eighth (8th) day after Employee shall have executed the Release and returned it to the Company, assuming that Employee had not revoked Employee’s consent to the Release prior to such date.
          Employee agrees never to seek reemployment or future employment with the Company or any of the other Releasees.
          Employee agrees to keep the terms of the Release and the Termination Agreement confidential and not to disclose the Release, the Termination Agreement or their terms to any person or entity, except: to Employee’s immediate family; as may be required for obtaining legal or tax advice; as may be required by law; or in any proceeding to enforce the Release or any of the Excluded Claims.
          It is understood and agreed by Employee that the payment made to him is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.
          The Release is executed by Employee voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of his claims. Employee further acknowledges that he has had a full and reasonable opportunity to consider the Release and that he has not been pressured or in any way coerced into executing the Release.
          The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of New Jersey, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.
          The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of New Jersey. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.
          This document contains all terms of the Release and supersedes and invalidates any previous agreements or contracts of the parties with respect to the subject matter hereof and supercedes all prior discussions, negotiations, agreements, arrangements and understandings between Employee and the Company or any of the Releasees. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.
          The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns. The terms of the Release are personal to Employee and may not be assigned by Employee.
          IN WITNESS WHEREOF, Employee and the Company have executed the Release as of the date and year first written above.

AGREED TO AND ACCEPTED: WYNDHAM WORLDWIDE CORPORATION
By:	/s/ Mary R. Falvey
	Name:	Mary R. Falvey
	Title:	Executive Vice President and Chief Human Resources Officer

/s/ Kenneth N. May
Kenneth N. May